UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 27, 2015

KCG HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	000-54991	38-3898306
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

545 Washington Boulevard, Jersey City, NJ 07310

(Address of principal executive offices) (Zip Code)

(201) 222-9400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On January 27, 2015, Knight Capital Group, Inc. (“KCG”), a wholly-owned subsidiary of KCG Holdings, Inc., entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with BATS Global Markets, Inc. (“BATS”), pursuant to which KCG agreed to sell all of the issued and outstanding equity interests of its wholly-owned subsidiary Hotspot FX Holdings, Inc. (“Hotspot”) to BATS (the “Transaction”).

Pursuant to the Securities Purchase Agreement, BATS will pay KCG $365 million in cash upon the closing of the Transaction (the “Closing”), subject to certain adjustments, including an adjustment if working capital is less than or exceeds a specified target, as described in the Securities Purchase Agreement.

The Transaction is structured as a taxable asset sale and BATS and KCG have agreed to share certain related tax benefits that potentially accrue to BATS after the Closing. KCG will share in 70% of the actual tax benefits to BATS for the first three years after the Closing and 50% of the actual tax benefits thereafter (the “Annual Tax Benefits”); provided that KCG has a one-time option exercisable within 30 days of the third anniversary of the Closing to terminate the continued tax sharing arrangement in exchange for a one-time payment of $50 million. If KCG does not exercise this option, BATS has the right to do so for a period of 14 days after KCG’s option expires. As more fully described in the Securities Purchase Agreement, KCG will not be entitled to the Annual Tax Benefits in the first three years if, during the five month period beginning on January 27, 2015 (subject to extension in limited cases, as described in the Securities Purchase Agreement) (the “Measurement Period”), the average daily notional FX trading volume on Hotspot for any 60 trading day rolling period is less than or equal to a threshold set at 70% of the average daily notional FX trading volume on Hotspot for the month with the lowest trading volume over the last two calendar years (the “Trigger Event”) and, after the Trigger Event but during the Measurement Period, the average daily notional FX trading volume on Hotspot for any 15 trading day rolling period is not 80% or more of the average daily notional FX trading volume on Hotspot for the 2014 calendar year and no subsequent Trigger Event occurs during the Measurement Period. The occurrence of a Trigger Event will not affect KCG’s ability to exercise the buy-out option.

The Securities Purchase Agreement contains customary representations, warranties and covenants by BATS and KCG, including representations, warranties and covenants made by KCG with respect to Hotspot and its subsidiaries. KCG has agreed that Hotspot and its subsidiaries will conduct their operations in the ordinary course of business during the period between the execution of the Securities Purchase Agreement and the Closing and KCG has agreed not to own, invest in or operate an institutional foreign exchange market, subject to certain exceptions, for a period of three years after the Closing. Pursuant to the Securities Purchase Agreement, KCG and Hotspot have also agreed to customary indemnification obligations for damages resulting from any breaches of their respective representations, warranties and covenants, subject to stated thresholds and limitations in the case of representations and warranties. The Transaction, which is subject to customary conditions to Closing, is currently expected to close in the second quarter of 2015.

In connection with the Transaction, KCG and BATS will also enter into a customary transition services agreement, pursuant to which KCG and/or certain of its affiliates, will continue to provide certain services to Hotspot and its subsidiaries for a specified time period following the closing of the Transaction.

As of January 27, 2015, affiliates of KCG owned approximately 16.7% of the outstanding common stock of BATS.

The foregoing description of the Securities Purchase Agreement and the Transaction does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Securities Purchase Agreement, a copy of which is attached hereto as Exhibit 2.1 and is incorporated herein in its entirety by reference.

The representations, warranties and covenants of KCG and BATS included in the Securities Purchase Agreement have been made solely for the benefit of each other. The assertions embodied in those representations, warranties and covenants are subject to materiality qualifiers and are qualified by information in confidential disclosure schedules that the parties have exchanged in connection with signing the Securities Purchase Agreement. The disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations, warranties and covenants set forth in the Securities Purchase Agreement. Moreover, certain representations, warranties and covenants in the Securities Purchase Agreement are used for the purpose of allocating risk between KCG, on the one hand, and BATS, on the other hand, rather than as characterizations of the actual state of facts about KCG, Hotspot or BATS. Accordingly, such representations and warranties may not describe the actual facts or circumstances as of the date of the Securities Purchase Agreement (or as of any other date) and should not be relied upon.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit 2.1	Securities Purchase Agreement, dated January 27, 2015, between Knight Capital Group, Inc. and BATS Global Markets, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KCG Holdings, Inc.
(Registrant)
By:	/s/ John McCarthy
Name:	John McCarthy
Title:	General Counsel

Date: January 29, 2015

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

2.1	Securities Purchase Agreement, dated January 27, 2015, between Knight Capital Group, Inc. and BATS Global Markets, Inc.